Bank Notes

TWO ELECTED TO PALMETTO BANCHSHARES, INC. BOARD

Leon Patterson has announced the appointment of Albert V. Smith, attorney, of Spartanburg and Jane S. Sosebee, regional director, BellSouth, of Greenville to the Palmetto Bancshares, Inc. Board of Directors.

Albert Smith, a graduate of the University of South Carolina Upstate and the University of South Carolina Law School, is a member of the S.C. and American Bar Associations.  He is a member of the National Bar Association and the S.C. Bar Committee on Character and Fitness.  He is also a member of the Spartanburg County Commission on Higher Education and is the executive committee person for the S.C. Democratic Party, Spartanburg County.

Jane Sosebee, a graduate of Clemson University, is chair-elect for the Greenville Chamber of Commerce 2007 board of directors and further serves as vice-chair of the Chamber's Public Policy group.  She also serves on nine other boards including the Anderson Development Partnership, the Clemson University Foundation, the Peace Center and the Tri-County Technical College Foundation.

SPARTANBURG COUNTY MUSEUM OF ART RECEIVES ENDOWMENT

The Palmetto Bank has established a $250,000 Endowment Fund for the Permanent Collection of the Spartanburg Museum of Art.  The donation was made in honor of Les and Betty McMillian.  The new endowment will assist with the conservation, curation, exhibition and acquisition of new artwork and will maintain the 300 plus pieces already currently in the Museum's permanent collection.

NEW OFFICER APPOINTMENTS

Frank W. Wingate has been appointed executive vice president, Greenville.

Lisa A. Summers has been named assistant vice president, branch manager, Spartan Centre.

Debbie C. Sloan has been appointed branch manager and loan officer, North Anderson.

R. Tim Weisner has been appointed assistant branch manager and loan officer, Howell Road.

S. Kenneth Cummings has been appointed branch manager and loan officer, North Harper.

Nikki C. Meekins has been named assistant branch manager, Hillcrest.

To Our Shareholders:

These are exciting times for your company. The 3rd quarter was highlighted with the 100th anniversary celebration (1906 - 2006) and the announcement of the new company headquarters move to downtown Greenville, South Carolina in 2008. On October 16 a grand opening celebration occurred for the new Boiling Springs office in northern Spartanburg County. We can also applaud excellent operating results as we support continued growth in the Upstate with strong bottom line results.

September 21 was truly an evening to remember as we gathered as employees, retired employees, present and past board members, and community bank board members to pay respect and celebrate 100 years of service to Upstate South Carolina. Two special gifts were revealed during the celebration - a South Carolina Proclamation which Governor Mark Sanford proclaimed September 21, 2006 as The Palmetto Bank Day and the United States Flag which was flown over the U.S. Capitol in honor of The Palmetto Bank's 100th anniversary.  The announcement of the new company headquarters was announced along with the unveiling of the architectural renderings of the new facility.

During the life cycle of any great company, at certain times, opportunities arise, decisions must be faced, and even business models need re-examination. The decision to relocate headquarters for your company and the bank to a new downtown facility in Greenville, South Carolina was not made lightly by the board of directors. It is simply recognition of the opportunity ahead, the growth in the Upstate and where it is going. It represents a look toward the future and a desire to continue building extraordinary shareholder value. Plans call for construction of the new facility to begin in January 2007 with construction time of 18 months.  At approximately 45,000 square feet, the classical bank design will be sited at the corner of East North and Church Streets.  At a cost of $12.5 million, the building will house four floors - a ground floor banking lobby, a mezzanine level and two additional floors.  This gateway location into the City of Greenville will bring the highest visibility to the Palmetto brand and give new recognition to a name we believe is growing with importance daily.

Third quarter results compared very favorably with operating results in the 3rd quarter of 2005. Net income of $3.8 million for the period ending September 30, 2006 outpaced $3.3 million earned for the same period in 2005, an increase of 14%. On a per share diluted basis net income was $.59 compared to $.52 per share in the 3rd quarter of 2005, an increase of 13%. Year to date for the nine months ending September 30, 2006 net income showed a 9% increase to $11.2 million compared with $10.3 million earned in the first nine months of 2005. On a per share diluted basis, this was $1.74 compared to $1.60 per share for the nine months ended September 30, 2005. Profitability ratios continue very strong with year to date return on average assets of 1.35% and return on average shareholders equity of 15.98%.

Total assets of $1.133 million advanced 6% or $68 million ahead of September 30, 2005 while total loans have grown 10% over the same period to $932 million. At September 30, 2006 total deposits were $1.019 million, an increase of $110 million or 12% over September 30 of the prior year.

The opening of the new Boiling Springs office on October 16 marks another significant step in the growth of The Palmetto Bank in Upstate South Carolina.  The Boiling Springs location is The Palmetto Bank's sixth office in Spartanburg County.  The establishment of this office reinforces The Palmetto Bank's commitment to Spartanburg County and we look forward to becoming a strong positive influence in this growing Upstate community.

As The Palmetto Bank enters a second century of service in South Carolina, we are excited about our future in the Upstate and being strategically located to take advantage of all its opportunities. As we move toward a new century in our history, we pledge a continued commitment to all of the communities we serve. Over the next year the new corporate headquarters will start taking shape in downtown Greenville. This is just the start of things to come for The Palmetto Bank in the Upstate.

As a shareholder and customer, we thank you for your continued loyalty and support.

Sincerely

L. Leon Patterson
Chairman and Chief Executive Officer

Consolidated Balance Sheets
(in thousands, except common and per share data)

	September 30,
	2006	2005
	(unaudited)
ASSETS
Cash and due from banks	$33,876	50,062
Federal funds sold	6,662	556
Total cash and cash equivalents	40,538	50,618

Federal Home Loan Bank (FHLB) stock, at cost	2,599	4,799
Investment securities available for sale, at fair market value	119,538	124,412
Mortgage loans held for sale	1,334	3,504

Loans	930,205	845,320
Less: allowance for loan losses	(8,724)	(8,356)
Loans, net	921,481	836,964

Premises and equipment, net	24,331	22,658
Accrued interest receivable	6,127	4,589
Other assets	16,784	17,406
Total assets	$1,132,732	1,064,950

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing	$146,081	133,176
Interest-bearing	833,576	741,346
Total deposits	979,657	874,522

Retail repurchase agreements	17,468	16,873
Commercial paper (Master notes)	21,887	18,103
FHLB borrowings	10,000	62,400
Other liabilities	6,533	5,692
Total liabilities	1,035,545	977,590

Shareholders' Equity
Common stock - par value $5.00 per share; authorized 10,000,000 shares; issued and outstanding 6,356,785 and 6,324,285 at
September 30, 2006 and 2005, respectively.	31,784	31,621
Capital surplus	986	623
Retained earnings	65,283	55,172
Accumulated other comprehensive income (loss), net of tax	(866)	(56)
Total shareholders' equity	97,187	87,360

Total liabilities and shareholders' equity	$1,132,732	1,064,950

ASSETS UNDER MANAGEMENT
Palmetto Bancshares, Inc. less trust deposits	$1,082,656	1,029,853
Trust	300,856	279,572
Investment	164,636	152,827
Mortgage loans serviced for others	310,000	301,054
Total assets under management	$1,858,148	1,763,306

Consolidated Statements of Income
(in thousands, except common and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Interest income
Interest and fees on loans	$18,033	14,946	51,601	41,936
Interest on investment securities available for sale	1,182	1,171	3,646	3,810
Interest on federal funds sold	317	84	903	149
Dividends on FHLB stock	45	54	144	146
Total interest income	19,577	16,255	56,294	46,041

Interest expense
Interest on deposits	6,680	3,815	17,943	10,152
Interest on retail repurchase agreements	213	138	564	334
Interest on commercial paper	247	129	591	288
Interest on federal funds purchased	6	13	20	78
Interest on FHLB borrowings	96	694	578	1,356
Total interest expense	7,242	4,789	19,696	12,208

Net interest income	12,335	11,466	36,598	33,833

Provision for loan losses	275	600	1,325	1,800

Net interest income after provision for loan losses	12,060	10,866	35,273	32,033

Noninterest income
Service charges on deposit accounts	2,228	2,148	6,333	5,987
Fees for trust and brokerage services	817	612	2,445	2,163
Mortgage-banking income	182	287	679	1,043
Investment securities gains	-	12	3	81
Other	909	865	2,738	2,431
Total noninterest income	4,136	3,924	12,198	11,705

Noninterest expense
Salaries and other personnel	5,772	5,740	17,256	16,312
Net occupancy	733	659	2,124	1,918
Furniture and equipment	986	890	2,952	2,695
Marketing and advertising	488	328	1,284	851
Postage and supplies	350	295	1,086	927
Telephone	180	181	575	547
Professional services	210	218	690	618
Other	1,638	1,483	4,724	4,411
Total noninterest expense	10,357	9,794	30,691	28,279

Net income before provision for income taxes	5,839	4,996	16,780	15,459

Provision for income taxes	2,038	1,673	5,598	5,178

Net income	$3,801	3,323	11,182	10,281

Common Share Data
Net income - basic	$0.60	0.53	1.76	1.63
Net income - diluted	0.59	0.52	1.74	1.60
Cash dividends	0.18	0.16	0.54	0.48
Book value	15.29	13.81	15.29	13.81
Weighted average common shares outstanding - basic	6,356,656	6,319,613	6,351,646	6,314,431
Weighted average common shares outstanding - diluted	6,432,546	6,421,407	6,427,536	6,418,032